*For Immediate Release*

Contact:

William C. Calderara

President and Chief Executive Officer

(203) 720-5000

NAUGATUCK VALLEY FINANCIAL CORPORATION

AND NAUGATUCK VALLEY SAVINGS AND LOAN

APPOINT ORVILLE G. AARONS TO BOARD OF DIRECTORS

Naugatuck, CT; February 4, 2013. Naugatuck Valley Financial Corporation (the “Company”) (NasdaqGM: NVSL), the holding company for Naugatuck Valley Savings and Loan (the “Bank”), announced today the appointment of Orville G. Aarons as a Director of both the Company and the Bank effective January 31, 2013. As previously reported, Jane H. Walsh retired as a Director of both the Company and the Bank effective January 31, 2013, and Mr. Aarons succeeds her. The Bank has received the non-objection of the Office of the Comptroller of the Currency to the appointment of Mr. Aarons as a Director of the Bank.

Carlos S. Batista, Chairman of the Board of both the Company and the Bank, said, “We wish to express our sincere gratitude and appreciation to Jane Walsh for her many years of dedicated service to our organization.”

Orville G. Aarons is the President of O. Aarons & Company, an investment banking and management services firm. He has held executive positions at various banking institutions, most recently serving as Executive Vice President and Chief Lending Officer at The Community’s Bank in Bridgeport, CT.

Mr. Batista, said, “We are pleased to welcome Orville Aarons to the Board of Directors. His over 20 years of experience in banking and financial services is an asset to our organization.”

Naugatuck Valley Financial Corporation is the holding company for Naugatuck Valley Savings and Loan. In addition to its main office in Naugatuck, the Bank operates nine other branch offices in Southwestern Connecticut. The Bank is a community-oriented financial institution dedicated to serving the financial services needs of consumers and businesses within its market area.

This press release contains forward-looking statements with the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended. These statements are often identified by forward-looking words such as “expect,” “believe,” anticipate,” or other words with similar meanings. Forward-looking statements are not statements of fact and a number of factors could cause actual results to differ materially from expected results. All forward-looking statements included in this press release are based upon information available to the Company as of the date of this press release. Except as may be required by applicable law, the Company assumes no obligation to update or revise any such forward-looking statements. For additional discussion of the risks and uncertainties generally applicable to the Company, see the “Risk Factors” section of the Company’s Form 10-K for the year ended December 31, 2011 and its subsequent Quarterly Reports on Form 10-Q.